Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO Completes Financing Transactions

PITTSBURGH, December 12, 2012/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that WESCO International and two of its wholly owned subsidiaries, WESCO Distribution, Inc. and WDCC Enterprises, Inc., entered into a new term loan facility in the principal amount of US $700 million and CAD $150 million, amended and restated the existing revolving credit facility to increase the principal amount available from $400 million to $600 million, and amended the existing accounts receivable facility and exercised an existing accordion feature under such facility to increase the principal amount available from $450 million to $475 million. These financings were entered into in conjunction with the previously announced pending acquisition of EECOL Electric Corporation and the previously announced redemption of WESCO International’s $150 million principal amount of 7.50% Senior Subordinated Notes Due 2017. Closing of the EECOL acquisition is expected to occur in the fourth quarter 2012, and closing of the notes redemption is expected in the first quarter 2013.

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,500 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements, including statements regarding whether and when the acquisition is expected to be consummated, that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations, including risks related to the acquisition, financing, and integration of EECOL, satisfaction of various other conditions to closing contemplated by the agreement, debt levels, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations and Corporate Affairs

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com